EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES 8 PERCENT INCREASE
IN 2006 QUARTER HEALTHCARE REVENUES AND 24 PERCENT INCREASE
IN INCOME FROM OPERATIONS FOR FIRST SIX MONTHS OF 2006

ALPHARETTA, GA, August 8, 2006 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the quarter and six months ended June 30, 2006. Highlights from the quarter and first six months of 2006 include:

▪	Income from operations for the second quarter and first six months of 2006 increased 25 percent and 24 percent, respectively, over the same 2005 periods;
▪	Operating income margin for the first six months of 2006 was 9.2 percent, a 160 basis point improvement over the first six months of 2005;
▪	Income before income taxes for the 2006 quarter and year-to-date periods improved by 34 percent and 40 percent, respectively;
▪	Reported net income (fully taxed) for the second quarter and first six months of 2006 was $2.2 million, or $0.05 per diluted share, and $4.4 million, or $0.10 per diluted share, respectively;
▪
Reported net income (fully taxed) for the second quarter and first six months of 2006 represent pro forma (non-GAAP) increases over the pro forma fully taxed net income for the same 2005 periods of 34 and 39 percent, respectively;

▪
Year-to-date operating cash flow for 2006 improved by more than 122 percent over the same 2005 period to $6.8 million, enabling debt-free financing of the Samco acquisition, repayment of all credit facility borrowings and more than $880 thousand in treasury stock repurchases;

▪	At June 30, 2006, cash balances exceeded $15 million, working capital approximated $63.1 million, and credit facility borrowing capacity neared $17 million.

Second Quarter and First Six Months Results

Consolidated net revenues for the second quarter and first six months of 2006 totaled $36.1 million and $69.7 million, respectively, versus $34.5 million and $68.2 million in the same 2005 periods. The Company’s second quarter 2006 healthcare revenues totaled $35.7 million, an increase of $2.5 million, or 7.6 percent, over the second quarter of 2005. For the first six months of 2006, healthcare revenues grew 5.9 percent, or $3.9 million, over the same 2005 period to $69.1 million. The increases in healthcare revenues for the 2006 second quarter and year-to-date periods were offset by planned decreases in the Company’s OTI division revenues of $960 thousand and $2.4 million, respectively.

“We are pleased with our year-to-date revenue performance,” explained Dan R. Lee, the Company’s President and CEO. “Healthcare revenue growth accelerated in the second quarter of 2006 to 7.6 percent based on strong performance in all three of our primary channels: domestic branded, domestic OEM and international. Growth in our CleanOp and specialty patient drape revenues contributed significantly to the 6.9 percent improvement in our domestic branded business for the quarter, and our second quarter OEM revenues grew by a strong 6.4 percent over the second quarter of 2005. Internationally, our quarter-over-quarter revenues increased 9.8 percent, primarily as a result of the March 2006 Samco acquisition.”

Gross margin for the second quarter of 39.0 percent was consistent with the second quarter of 2005. Through six months, gross margin in 2006 was 39.7 percent, down slightly from 39.9 percent for the first six months of 2005 primarily due to changes in sales mix. The Company’s 2006 second quarter and year-to-date operating income margin of 8.6 percent and 9.2 percent, respectively, improved by 140 basis points over the second quarter of 2005 and 160 basis points over the first six months of 2005 due to improved leverage of our selling, general and administrative expenses over higher revenues and continued cost reduction efforts.

Income from operations for the second quarter of 2006 increased by 24.6 percent to $3.1 million, from $2.5 million for the second quarter of 2005. For the first six months of 2006, the Company’s income from operations rose 23.9 percent to $6.4 million from $5.2 million for the first six months of 2005.

Reported net income (fully taxed) for the 2006 quarter and year-to-date periods was $2.2 million, or $0.05 per diluted share, and $4.4 million, or $0.10 per diluted share, respectively, and reflected income tax expense (including U.S. Federal income taxes) of $1.1 million and $2.3 million, respectively. For the second quarter and first six months of 2005, net income was $2.2 million, or $0.05 per diluted share, and $4.3 million, or $0.10 per diluted share, and reflected income tax expense (consisting only of U.S. state and foreign income tax expense) of $236 thousand and $501 thousand, respectively.

To aid in evaluating the comparability of the Company’s operating results in the second quarter and first six months of 2006 versus the same 2005 periods, the Company has provided pro forma, non-GAAP results related to fully taxed net income and fully diluted, fully taxed net income per share for the second quarter and first six months of 2006 and 2005 in the Appendix to this press release. Reported net income for the second quarter and first six months of 2006 represent pro forma (non-GAAP) increases of approximately 34 percent and 39 percent, respectively, over pro forma (non-GAAP) fully taxed net income for the second quarter and first six months of 2005.

Mr. Lee continued, “Our gross margin performance for the 2006 quarter and year-to-date periods is in line with our expectations. Additionally, we are pleased with the significant improvements in our operating expense margin in the second quarter and first six months of 2006, as compared to the same 2005 periods. For the quarter, we realized a 90 basis point improvement, and for the first six months, that improvement was approximately 160 basis points. Compared to the first quarter of 2006, our operating expense margin for the second quarter of 2006 was essentially even due to additional fixed infrastructure investment in Europe and operating expenses associated with the March 2006 acquisition of Samco.”

The Company reiterated its guidance for the full year of 2006 which, excluding the effect of any future acquisitions, includes healthcare revenue growth for 2006 of approximately 8 to 10 percent over 2005, consolidated revenues for 2006 in the range of $140 million to $144 million (taking into consideration a planned decline in OTI division revenues during 2006) and an increase in income before income taxes for 2006 of approximately 15 to 20 percent. The Company believes that its income tax expense for 2006 should approximate 34 percent of its pre-tax earnings.

Mr. Lee concluded, “Overall, our performance to date in 2006 is well on track with our expectations, and the improvements in our second quarter and year-to-date income before income taxes of 34 percent and 40 percent, respectively, are additional continued verification of our business plan for 2006 and beyond. With the infrastructure we have established in the United States and in Europe, our strong balance sheet and our solid operating cash flow, Microtek Medical is well positioned for sustained healthcare revenue growth and improved operating income. As we did in the second quarter, we may continue to repurchase our stock from time to time. We will also continue to explore additional acquisition opportunities to expand our existing healthcare platform and further strengthen our position as a leading supplier of high quality surgical products domestically and abroad.”

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Tuesday, August 8, 2006. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com. A conference call replay will be available through 11:59 p.m. Eastern Time on August 23, 2006 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID # 208218.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s forecasted revenues for 2006, the Company’s forecasted increase in income before income taxes for 2006, the Company’s expected income tax rate for 2006, the Company’s belief that its infrastructure in the United States and in Europe, its strong balance sheet and its solid operating cash flow have positioned the Company for sustained healthcare revenue growth and improved operating income, the Company’s future intentions to repurchase its stock from time to time, and the Company’s ability to successfully identify and complete future acquisitions to expand its existing healthcare platform and further strengthen the Company’s position as a leading supplier of high quality surgical products domestically and abroad. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow -

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$36,058	$34,506	$69,741	$68,249
Gross profit	14,072	13,474	27,710	27,218
Operating expenses:
Selling, general and administrative	10,585	10,384	20,542	20,933
Research and development	145	218	289	471
Amortization of intangibles	254	237	468	483
Total operating expenses	10,984	10,839	21,299	21,887

Loss on dispositions	-	(156)	-	(156)
Income from operations	3,088	2,479	6,411	5,175
Interest income (expense), net	95	(27)	178	(86)
Foreign currency exchange loss	-	(46)	-	(423)
Other income, net	90	29	123	135
Income before income taxes	3,273	2,435	6,712	4,801

Income taxes:
Current tax expense	(70)	(236)	(250)	(339)
Deferred tax expense	(1,048)	-	(2,057)	(162)
Total income tax expense	(1,118)	(236)	(2,307)	(501)
Net income	$2,155	$2,199	$4,405	$4,300

Net income per share - basic and diluted	$0.05	$0.05	$0.10	$0.10

Weighted average shares outstanding - basic	43,639	43,301	43,656	43,273
Weighted average shares outstanding - diluted	44,668	44,432	44,647	44,440

Balance Sheet Data:	June 30, 2006	December 31, 2005
Cash and cash equivalents	$15,116	$14,765
Other current assets	62,660	56,968
Total current assets	77,776	71,733
Total assets	$147,272	$140,758
Current liabilities	$14,683	$12,579
Long-term debt	11	1,249
Other liabilities	3,664	2,864
Total liabilities	18,358	16,692
Shareholders' equity	128,914	124,066
Total liabilities and shareholders' equity	$147,272	$140,758

APPENDIX

Pro Forma Results

Pro forma results are provided on a non-GAAP basis as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. The Company has significant net operating loss carryforwards (“NOL’s”) for Federal tax purposes. Prior to the fourth quarter of 2005, the Company had recorded a valuation allowance for its Federal NOL’s. Consequently, the Company’s tax provision in periods prior to the fourth quarter of 2005 reflected only the state and foreign income taxes and Federal alternative minimum taxes for which the Company was currently liable. Additionally, from 2001 to 2005, the Company had recognized significant net deferred income tax benefits as a result of decreases in the valuation allowance for its deferred tax assets, primarily these Federal NOL’s. As of September 30, 2005, the Company’s valuation allowance for its Federal deferred tax assets was eliminated. Beginning in the fourth quarter of 2005, the Company’s tax provision reflects Federal, state and foreign income tax expense at appropriate statutory rates in effect for the jurisdictions in which the Company operates. Until the Company’s Federal NOL’s are fully utilized, the Company’s future payments of income taxes will include only the state and foreign income taxes and Federal alternative minimum taxes for which it is liable.

As stated in this press release, the Company’s results of operations for the second quarter and first six months of 2005 reflected an income tax provision of $236 thousand and $501 thousand, respectively, consisting only of U.S. state and foreign income tax expense, while the Company’s results of operations for the second quarter and first six months of 2006 reflect a fully-taxed provision of approximately $1.1 million and $2.3 million, respectively. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Net income, as reported	$2,155	$2,199	$4,405	$4,300
Reversal of reported total income tax expense	1,118	236	2,307	501
Income before income taxes, as reported	3,273	2,435	6,712	4,801
Pro forma total income tax expense (at approx. 34%)	(1,118)	(828)	(2,307)	(1,632)
Pro forma fully taxed net income	$2,155	$1,607	$4,405	$3,169

Earnings per diluted share, as reported	$0.05	$0.05	$0.10	$0.10
Reversal of reported total income tax expense	0.02	0.01	0.05	0.01
Income before income taxes, as reported	0.07	0.06	0.15	0.11
Pro forma total income tax expense (at approx. 34%)	(0.02)	(0.02)	(0.05)	(0.04)
Pro forma fully taxed earnings per diluted share	$0.05	$0.04	$0.10	$0.07